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                                                                  Exhibit 99.1
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                                               FOR IMMEDIATE RELEASE

CONTACT:  JOSEPH F. PESCE, EXECUTIVE VICE PRESIDENT
          CHIEF FINANCIAL OFFICER
          CONCENTRA MANAGED CARE, INC.
          (617) 367-2163, EXT. 5101


                       CONCENTRA MANAGED CARE, INC.
                 COMMENTS ON THIRD QUARTER EXPECTATIONS


    BOSTON, Mass (September 8, 1998) - Concentra Managed Care, Inc. (Nasdaq/NM:CCMC) today announced that revenues and net income for the first two months of the quarter ending September 30, 1998 are below expectations. Consequently, results for the third quarter are expected to be lower than analysts' estimates of approximately $169 million in revenues and earnings per diluted share share of $0.34. The Company's revenue growth has slowed to approximately 20%, having a direct effect on the earnings outlook of the Company.

    Accordingly, the Company now expects revenues of approximately $160 million for the third quarter of 1998 with earnings per diluted share of $0.29 for the third quarter and $0.21 for the fourth quarter of 1998.

    Donald J. Larson, Chairman & Chief Executive Officer commented, "We expect that revenues for 1998 will be up 26% from last year with an increase in operating income, before non-recurring charges, in excess of 35% and growth in earnings per diluted share of 30%. We remain committed to providing creative solutions to our customers' total insurance costs and are confident that Concentra offers the widest range of services and the only integrated care management approach to controlling the costs and the duration of disability."

    Mr. Larson continued, "We are targeting our 1999 earnings growth to be approximately 25%, and we will continue to invest in technology, network development and product offerings. Concentra is a very solid and profitable company with cash balances in excess of $110 million, and unused $100 million credit facility and EBITDA, before non-recurring charges, for 1998 of approximately $120 million. We believe our strategy is sound and we are very confident about the future."

    Concentra Managed Care is the leading provider and comprehensive outsource solution for cost containment and fully integrated care management in the occupational, auto, and group healthcare markets. Concentra offers prospective and retrospective services to employers and insurers of all sizes,


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providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. The Company has 123 field case management offices, with approximately 1,400 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 85 service locations that provide specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. Under the name Concentra Medical Centers, the Company operates the nation's largest network of occupational healthcare centers, currently managing the practices of 259 physicians located in 148 centers in 39 markets in 21 states.


This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the company's operations, and interruption in its data processing capabilities, operational, financing and strategic risks related to the company's growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the company's services, and dependence on key management personnel.
Additional factors include those described in the company's Securities and Exchange Commission filings.